UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
MOTRICITY, INC.

(Name of Registrant as Specified in its Charter)

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October 21, 2011

Dear Fellow Stockholder:

I am writing to ask for your support at Motricity, Inc.'s 2011 Annual Meeting of Stockholders on Friday, October 28, 2011 by voting FOR all director nominees and FOR Proposals 2, 3, 5 and 6 and for “One Year” on Proposal 4.

Proposal 6 is significant for Motricity's future, and your vote is extremely important. In Proposal 6, Motricity is seeking approval to amend the Company's Restated Certificate of Incorporation to impose certain transfer restrictions on the outstanding shares of the Company's capital stock, which restrictions are intended to protect the long-term value to the Company of its substantial net operating loss carryforwards.

As of December 31, 2010, the Company had U.S. federal net operating losses, or NOLs, totaling approximately $248 million. Under U.S. tax law, the Company can carry forward these NOLs as potential tax deductions until they expire. NOLs benefit the Company by offsetting U.S. federal taxable income dollar-for-dollar by the amount of the NOLs, thereby reducing or eliminating the Company's U.S. federal corporate income tax on such income. The benefit of the NOLs to the Company can be reduced or eliminated under section 382 of the Code if the Company experiences an “ownership change,” as defined in Section 382 (“Section 382”) of the Code. An ownership change can occur through one or more acquisitions of the Company's stock, whether occurring contemporaneously or pursuant to a single plan, by which stockholders or groups of stockholders, each of whom owns or is deemed to own directly or indirectly at least 5% of the Company's stock, increase their ownership of the Company's stock by more than 50 percentage points within a three-year period. The proposal to amend the Company's Restated Certificate of Incorporation is intended to prevent such an ownership change. Motricity's Board of Directors unanimously recommends that you vote “FOR” this proposal.

Time is short - the annual meeting is a week away. Please submit your instructions as soon as possible by telephone or via the Internet. Instructions explaining how to vote by telephone or via Internet are provided on the reverse side as well as in the enclosed voting instruction form. For further details of the proposals described above, including Proposal 6, please refer to the proxy materials that Motricity sent to you for the 2011 Annual Meeting of Stockholders.

On behalf of your Board of Directors, thank you for your cooperation and continued support.

Sincerely,
Lady Barbara Judge CBE
Chairman of the Board of Directors

**** Important ***** ISS, Glass Lewis & Co. and Egan Jones, 3 highly respected proxy advisory firms, have issued recommendations that their institutional clients vote “FOR” Proposal 6

3 Easy Ways To Vote

Help your Company avoid the expense of further solicitation by voting today. You may use one of the following simple methods to vote your shares:

1.	Vote by Telephone. Call 800-454-8683. Have your control number (listed on the form) ready and follow the simple instructions.

2.	Vote by Internet. Go to www.proxyvote.com. Have your control number (listed on the form) ready and follow the simple instructions.

3.	Vote by Mail. Mark, sign, date and return your voting instruction form in the postage-paid return envelope provided.

Please Act Today

Your Vote Is Important

Please help your Company save additional solicitation costs by signing, dating and mailing your voting instruction form today. Internet and telephone voting are also available. Please refer to the proxy statement and your voting instruction form for instructions. Street name shareholders: Your bank or broker cannot vote your shares on both proposals unless it receives your specific instructions.  Please return your vote immediately.